UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                (Rule 13d-102)


                 INFORMATION STATEMENT PURSUANT TO RULE 13d-2(b)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*


                             ASPEN TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.10 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   045327103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 July 24, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)
------------------------------------- ---------------------

If this statement is filed pursuant to Rule 13d-2(b), check this box [X].

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

CUSIP No. 045327103                  13G                    Page 2  of 9  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Cavallo Capital Corp.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,916,877
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,916,877
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,916,877
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

                               Page 2 of 9 Pages

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.999% (see footnote 1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


(1) Based on 38,345,189 shares of Common Stock issued and outstanding as of November 8, 2002.

                               Page 3 of 9 Pages

CUSIP No. 045327103                  13G                    Page 4  of 9  Pages


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Pine Ridge Financial Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     British Virgin Islands
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,916,877
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,916,877
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,916,877
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     4.999% (see Footnote 1)
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     CO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 9 Pages

ITEM 1.

        (a)   Name of Issuer:

              Aspen Technology, Inc.

        (b)   Address of Issuer's Principal Executive Offices:

              10 Canal Park
              Cambridge, MA 02141

ITEM 2.

        (a)   Name of Person Filing:

              Cavallo Capital Corp. ("Cavallo")
              Pine Ridge Financial Inc. ("Pine Ridge")

        (b)   Address of Principal Business Office:

              Cavallo:
              660 Madison Avenue, 18th floor
              New York, NY 10021

              Pine Ridge:
              Gonzalez-Ruiz & Aleman (BVI) Limited, Wickhams Cay I, Vanterpool Plaza
              P.O. Box  873, Road Town
              Tortolla, British Virgin Islands

        (c)   Citizenship:

              Cavallo:
              New York

              Pine Ridge:
              British Virgin Islands

        (d)   Title of Class of Securities:

              Common Stock, par value $0.10 per share

        (e)   CUSIP Number:

              045327103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSONS FILING ARE A:

                               Page 5 of 9 Pages

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance company as defined in Section  3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

     (b)  Percent of class:

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

          (ii)  Shared power to vote or to direct the vote:

          (iii) Sole power to dispose or to direct the disposition of:

          (iv)  Shared power to dispose or to direct the disposition of:


                               Page 6 of 9 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Inapplicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Inapplicable


ITEM 8.  IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS OF THE GROUP.

         See the Joint Filing Agreement Attached  hereto as an Exhibit.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Inapplicable


ITEM 10. CERTIFICATION.

         Inapplicable


                               Page 7 of 9 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 31, 2003


                                        Cavallo Capital Corp.


                                         /s/ Eldad Gal
                                        ----------------------------------------
                                        Name:   Eldad Gal
                                        Title:  Managing Director



                                        Pine Ridge Financial Inc.
                                         /s/ Eldad Gal
                                        ----------------------------------------
                                        Name:   Eldad Gal
                                        Title:  Authorized Signatory


                               Page 8 of 9 Pages

                             JOINT FILING AGREEMENT

     In accordance with rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G/A, and all amendments thereto, and that such statement, and all amendments thereto, is made on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned hereby executed this agreement on January 31, 2003.


                                        Cavallo Capital Corp.


                                        /s/ Eldad Gal
                                        ----------------------------------------
                                        Name:     Eldad Gal
                                        Title:    Managing Director


                                        Pine Ridge Financial Inc.


                                        /s/ Eldad Gal
                                        ----------------------------------------
                                        Name:     Eldad Gal
                                        Title:    Authorized Signatory



                               Page 9 of 9 Pages